Exhibit 99.1

VMware Appoints Tod Nielsen as Chief Operating Officer

Veteran from Leading Software Companies Including Borland, BEA, Oracle and Microsoft Brings

Proven Executive Leadership to VMware

PALO ALTO, Calif. – January 6, 2009 – VMware Inc., (VMW: NYSE) the global leader in virtualization solutions from the desktop to the datacenter, announced today the appointment of Tod Nielsen to the newly created role of Chief Operating Officer. Nielsen will report directly to President and Chief Executive Officer Paul Maritz.

Nielsen, 43, joins VMware from Borland Software Corporation where he served as President and Chief Executive Officer since November 2005. Prior to Borland, Nielsen held several key executive management positions at leading software companies including Microsoft, BEA and Oracle.

“I am delighted to have Tod join VMware and bring his passion for software and wealth of leadership experience to our executive team,” said VMware’s President and CEO, Paul Maritz. “In this newly created role, Tod brings unique skills and capabilities that will help us improve our operational focus and enhance our execution across all areas of the business. With Tod on board, I will be able to devote more of my time to the product strategy and development, while Tod focuses more on business, marketing, and operations. Having worked closely with Tod in the past, I know that we will work effectively together and complement each other.”

“VMware is an impressive company that is in the enviable position of giving customers a significant return on their IT investment which is becoming only more important in these challenging economic times,” said Nielsen. “As an admirer of the company’s strong track record of software innovation, I’m excited about working with my new colleagues at VMware to help our customers truly transform the way they manage their IT resources.”

Nielsen brings more than 20 years of leadership experience in enterprise software and application development to VMware. Prior to Borland, Nielsen served as senior vice president, marketing and global sales support for Oracle Corporation. Prior to Oracle, Nielsen was the chief marketing officer and executive vice president of engineering at BEA Systems, where he had overall responsibility for BEA’s worldwide marketing strategy and operations, as well as all research and development operations. Nielsen joined BEA after the acquisition of his private company, Crossgain Inc., where he served as its chief executive officer. Nielsen also spent twelve years with Microsoft Corporation, in various roles, including general manager of database and developer tools, vice president of developer tools, and, vice president of Microsoft’s platform group.

About VMware

VMware (NYSE: VMW) is the global leader in virtualization solutions from the desktop to the datacenter. Customers of all sizes rely on VMware to reduce capital and operating expenses, ensure business continuity, strengthen security and go green. With 2007 revenues of $1.3 billion, more than 120,000 customers and more than 20,000 partners, VMware is one of the fastest growing public software companies. Headquartered in Palo Alto, California, VMware is majority-owned by EMC Corporation (NYSE: EMC). For more information, visit www.vmware.com.

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VMware is a registered trademark or trademark of VMware, Inc. in the United States and/or other jurisdictions. All other marks and names mentioned herein may be trademarks of their respective companies.

Contacts:

Mary Ann Gallo

VMware Public Relations

magallo@vmware.com

650-427-3271

Michael Haase

VMware Investor Relations

mhaase@vmware.com

650-427-2875

Gloria Lee

VMware Investor Relations

glee@vmware.com

650-427-3267